Exhibit 10.2

THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) by and between AVANT Immunotherapeutics, Inc., a Delaware  corporation (f/k/a “T Cell Sciences, Inc.,” the “Company”) and Una S. Ryan, Ph.D. (the “Executive”), is dated as of October 19, 2007.

WHEREAS, the Company and the Executive entered into an Employment Agreement as of May 28, 1996 (the “Original Agreement”);

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement as of August 20, 1998 (the “Employment Agreement”), which Employment Agreement amended, restated and superseded the Original Agreement;

WHEREAS, the Employment Agreement was amended by the First Amendment and the Second Amendment thereto; and

WHEREAS, the parties agree to further amend certain provisions of the Employment Agreement in accordance with Paragraph 19 thereof.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.                                       Paragraph 3 of the Employment Agreement is hereby amended by deleting said Paragraph in its entirety and substituting therefor the following:

“3.                                Term. Subject to the provisions of Paragraph 6, the term of employment pursuant to this Agreement (the “Term”) shall be extended for 13 months from the Effective Date of the Merger (as defined in the Agreement and Plan of Merger, dated as of October 19, 2007, among certain parties including Avant Immunotherapeutics, Inc., and Callisto Therapeutics, Inc.) and shall be renewed automatically for periods of one (1) year commencing on the 13-month anniversary of the Effective Date and each subsequent anniversary thereafter, unless either the Executive or the Company gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party’s election not to extend the Term.”

2.                                       Subparagraph 6(d) of the Employment Agreement is amended by deleting Subparagraph (ii)(E) thereof and renumbering Subparagraph (ii)(F) as new Subparagraph (ii)(E).

3.                                       Subparagraph 6(f)(i) of the Employment Agreement is hereby amended by deleting such subparagraph in its entirety and substituting therefor the following:

“(i)                               In the event of termination of the Executive’s employment with the Company by the Company without Cause pursuant to Section 6(c) or by the Executive for Good Reason pursuant to Section 6(d) above at any time after the Merger, or if the Executive resigns or is terminated by the Company on or after the first anniversary of the Merger for any reason, the Company shall pay to the Executive a special retirement payment in the amount of $1,323,203.”

4.                                       Effective as of January 1, 2008, Paragraph 6 of the Employment Agreement is hereby further amended by adding the following new Subparagraph (i) immediately after Subparagraph (h) thereof:

“(i)                              Specified Employee. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the ‘Code’), and if any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (A) six months and a day after the Executive’s separation from service, or (B) the Executive’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of the Executive’s separation from service. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.”

5.                                       Effective as of January 1, 2008, Subparagraph 6(f)(iii) of the Employment Agreement is further amended by deleting the third sentence thereof in its entirety and substituting therefor the following:

“The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 6(f)(iii), shall be paid by the Company as withholding taxes to the taxing authorities on behalf of the Executive at such time or times when the Excise Tax is due.”

6.                                       Except as so amended, the Employment Agreement in all other respects is hereby confirmed.

7.                                       The provisions of Sections 4 and 5 of this Third Amendment shall become effective as of January 1, 2008. The remaining provisions of this Third Amendment shall become effective upon the consummation of the Merger and such provisions shall be null and void if the Merger is not consummated.

IN WITNESS WHEREOF, this Third Amendment has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the date first written herein above.

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ Avery W. Catlin
	Name:	Avery W. Catlin
	Title:	Senior Vice President and
Chief Financial Officer

/s/ Una S. Ryan
	Name:	Una S. Ryan, Ph.D.
	Title:	President and Chief Executive
Officer